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                                                                    Exhibit 10.1

                            SECURED CREDIT AGREEMENT

               This SECURED CREDIT AGREEMENT (as amended, supplemented or modified from time to time, this "Agreement") is dated as of May 19, 2003, and is between MICROSTRATEGY INCORPORATED, MICROSTRATEGY SERVICES CORPORATION, MICROSTRATEGY MANAGEMENT CORPORATION, MICROSTRATEGY ADMINISTRATION CORPORATION and STRATEGY.COM INCORPORATED; and BANK OF AMERICA, N.A.

               The parties hereto agree as follows:

                                    ARTICLE I
                               GENERAL DEFINITIONS

               Section 1.1. Definitions. The following terms, as used herein, have the following meanings:

               "Affiliate" means (i) any Person that directly, or indirectly through one or more intermediaries, controls a Borrower (a "Controlling Person") or (ii) any Person (other than a Borrower or a Subsidiary) which is controlled by or is under common control with a Controlling Person. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

               "Applicable Interest Rate" means (a) the Eurodollar Rate or (b) the Base Rate, as determined pursuant to Section 2.5.

               "Application" means any Application and Agreement for Standby Letter of Credit executed and delivered by a Borrower to the Bank in accordance with the terms and conditions of this Agreement, substantially in the form of Exhibit A hereto and appropriately completed, including all extensions, supplements and modifications thereto, and renewals thereof; and "Applications" means all of said applications.

               "Bank" means Bank of America, N.A., a national banking association, and its successors and assigns.

               "Base Rate" means a rate per annum equal at all times to the sum of (a) 1.0% plus (b) the Prime Rate.

               "Base Rate Loan" means any Revolving Loan for which interest is to be computed with reference to the Base Rate.

               "Borrower" means (i) the Parent, (ii) MicroStrategy Services Corporation, a Delaware corporation, (ii) MicroStrategy Management Corporation, a Delaware corporation, (iii) MicroStrategy Administration Corporation, a Delaware corporation, (iv) Strategy.com Incorporated, a Delaware corporation, and (v) any Person required by Section 6.17 to be a Borrower hereunder; and their respective successors; and "Borrowers" means all of said Persons.

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               "Borrowing Base" means 85% of the balance of Eligible Accounts.
No item of Collateral owned by a Borrower or a Domestic Subsidiary will be included in the Borrowing Base unless the Bank has a valid and perfected first priority Lien on it.

               "Borrowing Base Certificate" has the meaning set forth in Section 2.7.

               "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the Commonwealth of Virginia are authorized by law to close.

               "Class Action Notes" means the 7 1/2% Series A Unsecured Notes due June 24, 2007, issued pursuant to that certain Indenture, dated as of January 11, 2001, between the Parent and American Stock Transfer & Trust Company, as trustee, as amended.

               "Code" means the Internal Revenue Code of 1986, as amended.

               "Collateral" means all of the property which is subject or is to be subject to the Liens granted by the Collateral Documents.

               "Collateral Documents" means the Security Agreements, the Pledge Agreement and all supplemental assignments, mortgages, deeds of trust and other documents delivered or to be delivered pursuant thereto.

               "Comfort Letters" means (i) that certain letter agreement from the Parent to the directors of MicroStrategy Ltd., dated February 10, 2003, with regard to the funding and financial support of said entity and its Subsidiaries,
(ii) any other letter agreement from the Parent to any of its Consolidated Subsidiaries of similar effect as the letter described in clause (i), and (iii) any re-issue of any of the foregoing on the same terms.

               "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of a Borrower in its consolidated financial statements as of such date.

               "Date of Maturity" has the meaning given that term in the Note.

               "Debt" has the meaning set forth in Section 5.1

               "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

               "Domestic Subsidiary" means a Subsidiary organized under the laws of any of the 50 States of the United States or the District of Columbia.

               "Effective Date" means the date on which this Agreement becomes effective in accordance with Section 9.8.

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               "Eligible Accounts" means total worldwide billed trade accounts receivable of the Parent and all Subsidiaries of the Parent.

               "Eurodollar Loan" means any Revolving Loan for which interest is to be computed with reference to the Eurodollar Rate.

               "Eurodollar Rate" means the LIBOR Rate plus the Variance, as determined in accordance with Section 2.5(c).

               "Event of Default" has the meaning set forth in Section 8.1.

               "Existing Letter of Credit" has the meaning set forth in Section 2.1(b).

               "Family Members" means, with respect to any individual, any other individual having a relationship by blood (to the second degree of consanguinity), marriage, or adoption to such individual.

               "Family Trusts" means, with respect to any individual, bona fide trusts or other bona fide estate planning vehicles established for the benefit of such individual and/or Family Members of such individual.

               "Foreign Subsidiary" means a Subsidiary other than a Domestic Subsidiary.

               "GAAP" means generally accepted accounting principles in the United States.

               "Inter-company Transaction" means any transaction described in, or contemplated by, Sections 6.7(v), 6.9(b)(3), or 6.12(B); and "Inter-company Transactions" means all of such transactions. Notwithstanding the foregoing, the Comfort Letters shall not be deemed to be "Inter-company Transactions" hereunder.

               "LIBOR Rate" means that fluctuating rate of interest equal to the average per annum interest rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which U.S. dollar deposits would be offered for one month by major banks in the London inter-bank market as shown on Telerate Page 3750 (or any successor page) as determined for each banking day at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the date in question, as adjusted from time to time in the Bank's sole discretion for then-applicable reserve requirements, deposit insurance assessment rates and other regulatory costs. If, for any reason, such rate does not appear on Telerate Page 3750 (or any successor page), the rate will be determined by such alternate method as is reasonably selected by the Bank. Interest will accrue on any non-banking day at the rate in effect on the immediately preceding banking day.

               "Letter of Credit" means any Irrevocable Standby Letter of Credit issued by the Bank for the account of a Borrower pursuant to the terms hereof and of an Application, including all extensions, supplements and modifications thereto, and renewals thereof; and "Letters of Credit" means all of said letters of credit.

               "Letter of Credit Loans" has the meaning set forth in Section 2.1(b).

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               "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Borrower shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

               "Loan" means a Revolving Loan or a Letter of Credit Loan, and "Loans" means all of such Loans. A Letter of Credit Loan shall not be deemed a Revolving Loan, and a Revolving Loan shall not be deemed a Letter of Credit Loan.

               "London Banking Day" is a day on which the Bank's London Banking Center is open for business and dealing in offshore dollars.

               "Note" has the meaning set forth in Article II.

               "Parent" means MicroStrategy Incorporated, a Delaware corporation, and its successors.

               "Permitted Holders" means Michael Saylor, Sanju Bansal, the Family Members and Family Trusts of each of the foregoing, or any other Person who, directly or indirectly, controls, is controlled by, or is under common control with Michael Saylor, Sanju Bansal, the Family Members and Family Trusts of each of the foregoing, together with the Affiliates of such Permitted Holders.

               "Permitted Liens" means the Liens permitted by Section 6.8(a).

               "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

               "Pledge Agreement" means the Pledge Agreement dated as of May 19, 2003, between the Parent and the Bank, substantially in the form of Exhibit B hereto, as such Pledge Agreement may be amended, supplemented or modified from time to time.

               "Prime Rate" means the rate of interest publicly announced from time to time by the Bank as its prime rate. It is a rate set by the Bank based upon various factors including the Bank's costs and desired return, general economic conditions, and other factors, and is used as a reference point for pricing some loans. However, the Bank may price loans at, above, or below such announced rate. Any changes in the Prime Rate shall take effect on the day specified in the public announcement of such change.

               "Principal Sum" has the meaning given that term in the Note.

               "Revolving Commitment" has the meaning set forth in Section
2.1(a).

               "Revolving Credit Period" means the period from and including the Effective Date to but excluding the later of (i) the Date of Maturity, or (ii) the date to which the Revolving Credit Period has been extended pursuant to
Section 2.3.

               "Revolving Loans" has the meaning set forth in Section 2.1(a).

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               "Security Agreement" means that certain Security Agreement dated as of May 19, 2003, between the Borrowers and the Bank, substantially in the form of Exhibit C hereto, as such Agreement may be amended, supplemented or modified from time to time.

               "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by a Borrower.

               "Tax" means any fee (including license, filing and registration fee), tax (including any income, gross receipts, franchise, sales, use or real, personal, tangible or intangible property tax), interest equalization or stamp tax, assessment, levy, impost, duty, charge or withholding of any kind or nature whatsoever, imposed or assessed by any governmental body, agency or official, together with any penalty, fine or interest thereon.

               "Variance" means a rate per annum which is to be determined with reference to the Total Funded Debt Ratio at the time of determination pursuant to Section 2.5.

               "Wholly-Owned Consolidated Subsidiary" means any Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by a Borrower.

               Section 1.2. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrowers and their Consolidated Subsidiaries delivered to the Bank.

                                   ARTICLE II
                                   THE CREDIT

               Section 2.1.   Commitment to Make Loans.

               (a) Revolving Commitment. The Bank agrees, on the terms and conditions set forth in this Agreement, to make loans ("Revolving Loans") to the Borrowers from time to time during the Revolving Credit Period in an aggregate principal amount not to exceed, at any one time outstanding, the lesser of the Principal Sum and the Borrowing Base (such amount, as it may be reduced from time to time pursuant to Section 2.6, being herein referred to as the "Revolving Commitment"). Any borrowing under this subparagraph (a) shall be in a principal amount of at least $100,000.00 (except that any such borrowing may be in the amount of the unused Revolving Commitment). Subject to the foregoing, the Borrowers may borrow under this subparagraph (a), prepay and reborrow, without premium or penalty.

               (b) Letter of Credit Feature. As a feature of the Revolving Commitment, the Bank agrees, on the terms and conditions set forth in this Agreement and in the applicable Applications, to make loans to the Borrowers by issuing Letters of Credit for the account of the applicable Borrower ("Letter of Credit Loans"). Each Letter of Credit shall be issued for a term not to exceed one (1) year,

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although any Letter of Credit may be automatically renewed in accordance with the terms and conditions of said Letter of Credit and the related Application. Any letter of credit issued by the Bank for the account of any of the Borrowers that is outstanding on the Effective Date (each, an "Existing Letter of Credit") shall be deemed to be a Letter of Credit issued hereunder, and the related extension of credit to the Borrowers shall be a "Letter of Credit Loan". A Letter of Credit may be denominated only in U.S. Dollars. Each draft paid by the Bank under a Letter of Credit shall, if such amount is available under the Revolving Commitment, be deemed a Revolving Loan under the Revolving Commitment and shall accrue interest at the rate then applicable under the Note. Subject to the foregoing, the Borrowers may borrow under this subparagraph (b), prepay and reborrow, without premium or penalty. To the extent the terms of this Agreement or any other Loan Document and the terms of any Application are inconsistent, the terms of this Agreement or such other Loan Document (other than the Application), as applicable, shall govern.

               (c) At no time shall the aggregate of (i) the undrawn amount of all outstanding Letters of Credit, plus (ii) all amounts paid by the Bank in connection with drawings under Letters of Credit for which the Bank has not been reimbursed (including by any Revolving Loan hereunder), plus (without duplication) (iii) the outstanding balance of Revolving Loans, exceed the Revolving Commitment.

               Section 2.2. Method of Borrowing. All borrowings hereunder may be obtained by any Borrower, on behalf of itself and all other Borrowers. A Borrower shall give the Bank notice not later than 11:00 a.m. (Eastern Time) on the date of each proposed Revolving Loan, and five (5) Business Days prior to the date of each proposed Letter of Credit Loan, specifying the date on which it proposes to borrow (which shall be a Business Day), and the amount and type of the Loan to be borrowed. In addition, additional notice may be required as set forth in Section 2.5(b)(v). Not later than 2:00 p.m. (Eastern Time) on the date so specified, the Bank shall (unless it determines that any applicable condition specified in this Agreement, including without limitation, the notice requirements set forth in Section 2.5(b)(v), has not been satisfied) make the amount of the requested Loan available (in Federal or other funds immediately available in McLean, Virginia, in the case of a Revolving Loan) to the Borrowers in an account for the Borrowers maintained with the Bank at the Bank's address specified in Section 9.1, or as otherwise directed by the Borrowers in writing.

               Section 2.3. Extension of Revolving Credit Period. The Revolving Credit Period may be extended for one (1) year on the Date of Maturity, provided (i) the Bank has received a written request therefor by the Parent not later than 20 Business Days prior to the date on which the Revolving Credit Period would otherwise terminate and (ii) the Bank has responded favorably in writing to said request prior to the Date of Maturity. The failure of the Bank to respond as aforesaid, for any reason, shall be deemed to be a refusal of said request. The ability of the Bank not to extend the Revolving Credit Period shall be unconditional and within its sole discretion, notwithstanding that no Event of Default exists under this Agreement or the Note and regardless of the adequacy of the Collateral or the Borrowers' performance of their obligations hereunder and thereunder.

               Section 2.4.   Note; Applications.

               (a) The Revolving Loans shall be evidenced by, and repayable with interest in accordance with, a single note substantially in the form of Exhibit D hereto and appropriately completed (as the same may be renewed, extended, modified, increased, supplemented and replaced, the "Note").

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               (b)   Each Letter of Credit Loan shall be evidenced by its
related Application.

               (c) The Bank shall record, and prior to any transfer of the Note shall endorse on a schedule forming a part thereof appropriate notations to evidence, the date and amount of each Revolving Loan, and the date and amount of each payment of principal made by the Borrower with respect thereto; provided, however, that any failure of the Bank to make such a notation or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of the Note or the related Application, as applicable. The Borrowers hereby irrevocably authorize the Bank so to endorse the Note and to attach to and make part of the Note a continuation of any such schedule as and when required.

               Section 2.5.   Interest Rate; Fees.

               (a) Each Revolving Loan shall bear interest until maturity (whether by acceleration, declaration, extension or otherwise) at either the Base Rate or the Eurodollar Rate, as selected and specified by the Borrower(s) in the notice furnished to the Bank in accordance with the provisions of Sections 2.2 and 2.5(b)(v), or as otherwise determined in accordance with the provisions of this Section 2.5, and as may be adjusted from time to time in accordance with the provisions of subsection (b)(vii) of this Section 2.5.

               (b)   Selection of Interest Rates.

                     (i) The Borrowers may select the initial Applicable Interest Rate or Applicable Interest Rates to be charged on the Revolving Loans.

                     (ii) From time to time after the Effective Date as provided in this Section, by a proper and timely notice furnished to the Bank in accordance with the provisions of Section 2.5(b)(v), the Borrowers may select an initial Applicable Interest Rate or Applicable Interest Rates for any Revolving Loans or may change the Applicable Interest Rate for any existing Revolving Loan to any other Applicable Interest Rate.

                     (iii) The Borrowers' selection of an Applicable Interest Rate, the Borrowers' election to change an Applicable Interest Rate to another Applicable Interest Rate, and any other adjustments in an interest rate are subject to the following limitations:

                            (A) no change from the Eurodollar Rate to the Base Rate shall become effective on a day other than a Business Day, and no change from the Base Rate to the Eurodollar Rate shall become effective on a day other than a day which is a London Banking Day;

                            (B) any Applicable Interest Rate change for any Revolving Loan to be effective on a date on which any principal payment on account of such Revolving Loan is scheduled to be paid, shall be made only after such payment shall have been made; and

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                            (C)   as of the effective date of such selection or
         election, there shall not exist an Event of Default.

                     (iv) If a request for an advance under the Revolving Commitment is not accompanied by an Interest Rate Selection Notice (defined below) or does not otherwise include a selection of an Applicable Interest Rate, or if, after having made a selection of an Applicable Interest Rate, the Borrowers fail or are not otherwise entitled under the provisions of this Agreement to continue such Applicable Interest Rate, the Borrowers shall be deemed to have selected the Base Rate for such advance as the Applicable Interest Rate until such time as the Borrowers have selected a different Applicable Interest Rate in accordance with, and subject to, the provisions of this Section.

                     (v) The Bank will not be obligated to make Revolving Loans, or to change the Applicable Interest Rate on Revolving Loans to another Applicable Interest Rate, unless the Bank shall have received an irrevocable written or telephonic notice (an "Interest Rate Selection Notice") from the Borrowers specifying the following information:

                            (A) the amount to be borrowed or the amount to which a requested change of the Applicable Interest Rate shall apply;

                            (B) a selection of the Base Rate or the Eurodollar Rate (provided that if no such election is made, it shall be deemed to be the Base Rate); and


                            (C) the requested date on which the action for which the Interest Rate Selection Notice is made is to be effective.

                     (vi) Any telephonic notice must be confirmed in writing within three (3) Business Days. Each Interest Rate Selection Notice must be received by the Bank not later than 11:00 a.m. (Eastern Time) on the Business Day of any requested borrowing or change in Applicable Interest Rate in the case of a selection of the Base Rate and not later than 11:00 a.m. (Eastern Time) on the third Business Day before the effective date of any requested borrowing or change in the Applicable Interest Rate in the case of a selection of the Eurodollar Rate.

                     (vii) In the event that (A) the Bank shall have determined that, by reason of circumstances affecting the London interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate with respect to a Revolving Loan that the Borrowers have requested to be made as or to be changed into a Eurodollar Loan or (B) the Bank shall determine that the Eurodollar Rate with respect to a Revolving Loan the Borrowers have requested to be made as or to be changed into a Eurodollar Loan does not adequately and fairly reflect the cost to the Bank of funding or changing the Applicable Interest Rate of such Loan, the Bank shall give telephonic or written notice of such determination to the Borrowers at least one
(1) day prior to the proposed date for funding or changing such Revolving Loan, specifying the reason for such determination in such notice. If such notice is given, the applicable request for a Eurodollar Loan shall be made as or changed into a Base Rate Loan. Until such notice has been withdrawn by the Bank, the Borrowers will not request that any Revolving Loan be made as or changed into a Eurodollar Loan.

               (c)   Eurodollar Loans.

                     (i) The interest rate Variance shall be established quarterly based on the Total Funded Debt Ratio as of the date that is one day after delivery of the financial statements required

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by Section 6.1(i) or (ii), with the Variance in effect on the Effective Date
(based upon the Borrower's financial statements as of December 31, 2002) equal to 2.75% per annum. The Variance shall be based on the Total Funded Debt Ratio, as follows:

               If the Total Funded Debt Ratio         ... then the Variance is:
               in effect is ...

               *   2.00:1                                         3.00%
               *** 2.00:1 but * 1.50:1                            2.75%
               *** 1.50:1                                         2.50%

*   More than
*** Less than or equal to

                     (ii) Notwithstanding the foregoing, if the Borrower fails to deliver financial statements to the Bank in accordance with Sections 6.1(i) or (ii), as applicable, within one (1) day after the date said financial statements are due, the Variance on the Note shall be changed, without notice, to 3.00%, and shall remain 3.00% until the Bank receives said financial statements.

               (d) Upon the maturity of the Note (whether scheduled, by acceleration, or otherwise), the principal amount outstanding under the Note shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 4.0% plus the otherwise applicable interest rate.

               (e)   Fees.

                     (i) During the Revolving Credit Period, the Borrowers shall pay to the Bank a commitment fee at the rate per annum set forth below on an amount equal to the Revolving Commitment less the sum of (A) the undrawn amount of all outstanding Letters of Credit, plus (B) all amounts paid by the Bank in connection with drawings under Letters of Credit for which the Bank has not been reimbursed, plus (without duplication) (C) the outstanding balance of Revolving Loans. Such commitment fee shall accrue from and including the Effective Date to but excluding the last day of the Revolving Credit Period and shall be payable quarterly on the payment dates set forth in the Note. The amount of said fee shall be based on the Total Funded Debt Ratio on the date that is one day after delivery of the financial statements required by Section 6.1(i) or (ii), as follows (provided that the commitment fee in effect on the Effective Date (based on the Borrower's financial statements as of December 31, 2002) is equal to 0.25% per annum):

              If the Total Funded Debt Ratio             ... then the commitment
              in effect is ...                           fee is:

              *   2.00:1                                           0.375%
              *** 2.00:1                                            0.25%

*   More than
*** Less than or equal to

Notwithstanding the foregoing, if the Borrower fails to deliver financial statements to the Bank in accordance with Sections 6.1(i) or (ii), as applicable, within one (1) day after the date said financial statements are due, the commitment fee shall be changed, without notice, to .375%, and shall remain ..375% until the Bank receives said financial statements.

                     (ii) During the Revolving Credit Period, the Borrowers shall pay to the Bank a letter of credit fee on each Letter of Credit issued and outstanding, in the amount of 2.00% per annum of the undrawn amount of said Letter of Credit, which fee shall be payable, in advance, upon the issuance

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of said Letter of Credit and, so long as said Letter of Credit remains outstanding, on each anniversary of the issuance of said Letter of Credit. Notwithstanding anything to the contrary herein, no such fees will be payable with respect to any Existing Letter of Credit, until the renewal date thereof.

                     (iii) On the Effective Date, the Borrowers shall pay to the Bank a loan fee of $25,000.00.

               Section 2.6. Optional Termination or Reduction of the Revolving Commitment. The Borrowers may, upon at least three (3) Business Days' notice to the Bank, either (i) terminate the unused portion of the Revolving Commitment at any time, or (ii) reduce from time to time by an aggregate amount of $100,000.00 or any larger multiple of $100,000.00, the unused portion of the Revolving Commitment. If the Revolving Commitment is terminated in its entirety, any accrued commitment fee shall be payable on the effective date of such termination. If the Revolving Commitment is terminated in its entirety, no Letters of Credit are outstanding, and all other amounts due and owing hereunder or under the Note have been paid in full, then this Agreement and the other Loan Documents shall terminate. Any reduction or termination hereof or hereunder shall be without premium or penalty.

               Section 2.7.  Borrowing Base Certificates.

               (a) The Borrowing Base shall be established by a certificate ("Borrowing Base Certificate") prepared by the Borrowers and substantially in the form attached hereto as Exhibit F. Presentation of a Borrowing Base Certificate shall constitute the Borrowers' representation to the Bank that, as of the date thereof, the Eligible Accounts included in the Borrowing Base Certificate qualify as such in accordance with the terms of this Agreement, and that all other information contained therein is accurate and complete.

               (b) A Borrowing Base Certificate dated as of the last Business Day of each calendar quarter (the "Certificate Date") shall be presented by the Borrowers to the Bank on or before the last day of the month next following the Certificate Date, or if such day is not a Business Day, the next following Business Day (the "Delivery Date"). The Borrowing Base as evidenced by a Borrowing Base Certificate shall be effective from and including the date the Bank receives it on or before the Delivery Date, until the Bank receives the next Borrowing Base Certificate on or before the next following Delivery Date.

                                   ARTICLE III
                               CONDITIONS TO LOANS

               The obligation of the Bank to make each Loan is subject to the satisfaction of the following conditions:

               Section 3.1.  All Loans. In the case of each Loan:

                     (i) receipt by the Bank of notice of borrowing as required by Section 2.2 and, if applicable, Section 2.5(b)(v);

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

                     (ii) the fact that no Default has occurred and is continuing or would result from such Loan;

                     (iii) the fact that the representations and warranties of the Borrowers contained in this Agreement shall be true on and as of the date of such Loan; and

                     (iv) the fact that such Loan will be secured by the Collateral Documents.

Each borrowing hereunder shall be deemed to be a representation and warranty by the Borrowers on the date thereof that the facts hereinabove set forth in clauses (ii), (iii) and (iv) of this Section are true as of such date.

               Section 3.2. First Loan.  In the case of the first Loan:

                     (i) receipt by the Bank of a duly executed Note, dated on or before the date of such Loan, complying with the provisions of
         Section 2.4;

                     (ii) all legal matters incident to this Agreement, the Note and the Collateral Documents and the transactions contemplated hereby and thereby shall be reasonably satisfactory to Troutman Sanders LLP, counsel for the Bank;

                     (iii) receipt by the Bank of (A) a copy of each Borrower's certificate of incorporation, as amended, certified by the appropriate office of the state of its incorporation; (B) a certificate of such office, dated as of a recent date, as to the good standing and charter documents of said Borrower on file; and (C) a certificate of the Secretary or an Assistant Secretary of said Borrower dated the date of such Loan and certifying (1) that the certificate of incorporation of said Borrower has not been amended since the date of the last amendment thereto indicated on the certificate furnished pursuant to clause (B) above, (2) as to the absence of dissolution or liquidation proceedings by or against said Borrower, (3) that attached thereto is a true and complete copy of the by-laws of said Borrower as in effect on the date of such certification, (4) that attached thereto is a true, correct and complete copy of resolutions adopted by the board of directors of said Borrower authorizing the execution, delivery and performance of this Agreement, the Note and the Collateral Documents to which said Borrower is a party and that said resolutions have not been amended and are in full force and effect on the date of such certificate and (5) as to the incumbency and specimen signatures of each officer of said Borrower executing this Agreement, the Note and any other Collateral Documents to which it is a party, or any other document delivered in connection herewith or therewith;

                     (iv) receipt by the Bank of executed copies of the Collateral Documents granting to the Bank a first Lien in all the Collateral described therein, subject to Permitted Liens;

                     (v) receipt by the Bank of certificates representing the shares of stock pledged under the Pledge Agreement, duly indorsed in blank or accompanied by stock powers duly executed in blank;

                     (vi) receipt by the Bank of an opinion of Hale and Dorr, LLP, counsel for the Borrowers, substantially in the form of Exhibit E hereto and covering such additional matters relating to the transactions contemplated hereby as the Bank may reasonably request;

                     (vii) on or prior to the date of such Loan, each document (including, without limitation, each Uniform Commercial Code financing statement, but excluding filings with the U.S. Patent and Trademark Office or the Register of Copyrights) required by law or reasonably requested by the Bank to be filed, registered or recorded with a governmental authority in order to create in favor of the Bank a perfected first priority security interest in the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and the Bank shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation;

                     (viii) receipt by the Bank of certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing the financing statements referred to in clause (vii) above and all other effective financing statements that name each Borrower (under its present names and any previous names) as debtors or sellers and that are filed in the jurisdictions referred to in clause (vii) above, together with copies of such other financing statements (none of which shall cover the Collateral, except as otherwise disclosed in writing to, and accepted by, the Bank, and Permitted Liens);

                     (ix) receipt by the Bank of evidence of the insurance required by the Collateral Documents;

                     (x) receipt by the Bank of a certificate signed by the chief financial officer, treasurer, or president of each Borrower, to the effect set forth in clauses (ii) and (iii) of Section 3.1; and

                     (xi) receipt by the Bank of all documents it may reasonably request relating to the existence of each Borrower and its corporate authority to execute, deliver and perform this Agreement, the Note and the Collateral Documents and the validity of this Agreement, the Note and the Collateral Documents and any other matters relevant hereto or thereto, all in form and substance satisfactory to the Bank.

               Section 3.3. Letter of Credit Loans. In the case of each Letter of Credit Loan, except any Existing Letter of Credit (and in addition to the requirements of Sections 3.1 and 3.2):

                     (i) receipt by the Bank of a duly executed Application, together with all agreements and documents required to be delivered to the Bank as set forth therein; and

                     (ii)    payment of the letter of credit fee set forth in
         Section 2.5(e)(ii).

All documents and opinions referred to in this Article shall be in form and substance reasonably satisfactory to the Bank and its counsel.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

               Each Borrower represents and warrants that:

               Section 4.1. Corporate Existence and Power. Said Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Said Borrower and each of its Domestic Subsidiaries is duly qualified as a foreign corporation, licensed and in good standing in each jurisdiction where qualification or licensing is required by the nature of its business or the character and location of its property, business or customers and in which the failure to so qualify or be licensed, as the case may be, in the aggregate, could reasonably be expected to have a material adverse effect on the business, financial position, results of operations, properties or prospects of said Borrower and its Consolidated Subsidiaries, considered as a whole.

               Section 4.2. Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by said Borrower of this Agreement, the Note, the Applications, and the Collateral Documents to which it is a party, (Y) are within its corporate power, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing (not including the filing of UCC financing statements or filings with the United States Patent and Trademark Office or the Register of Copyrights) with, any governmental body, agency or official and (Z) do not contravene, or constitute (with or without the giving of notice or lapse of time or both) a default under, any provision of applicable law or of the articles of incorporation or by-laws of said Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon or affecting said Borrower, in the case of each of the foregoing under clause (Z) above, such as would reasonably be expected to have a material adverse effect on such Borrower and its Consolidated Subsidiaries, taken as a whole, or result in the creation or imposition of any Lien (other than the Lien of the Collateral Documents) on any material portion of its assets.

               Section 4.3. Binding Effect. This Agreement constitutes a valid and binding agreement of said Borrower and the Note and each Application, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of said Borrower, in each case enforceable against said Borrower in accordance with its terms, except as (i) the enforceability hereof and thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.

               Section 4.4.  Financial Information.

               (a) The most recent annual consolidated balance sheet, and the related consolidated financial statements, of the Parent and its Consolidated Subsidiaries, reported on by PricewaterhouseCoopers LLP, copies of which have been delivered to the Bank, fairly present, in conformity with GAAP, the consolidated financial position of the Parent and its Consolidated Subsidiaries as of such date and their results of operations and changes in financial position for the fiscal year so reported. As of the date of such financial statements, the Parent and its Consolidated Subsidiaries did not have any material contingent obligation, contingent liability or liability for Taxes, long-term lease or unusual forward or long-term commitment, which is not reflected in any of such financial statements or notes thereto.

               (b) Except for any quarter covered by the financial statements provided under Section 4.4(a), above, the most recent unaudited quarterly consolidated balance sheet, and the related consolidated financial statements, of the Parent and its Consolidated Subsidiaries, for the three months then ended, a copy of which has been delivered to the Bank, fairly present, in conformity with GAAP applied on a basis consistent with the financial statements referred to in clause (a) of this Section, the consolidated financial position of the Parent and its Consolidated Subsidiaries as of such date and their results of operations and changes in financial position for such three-month period (subject to normal year-end adjustments).

               (c) Since the date of the latest balance sheet described above, there has been no material adverse change in the business, financial position, results of operations or prospects of the Parent and its Consolidated Subsidiaries, considered as a whole.

               Section 4.5. Litigation. Except as set forth in Schedule 4.5 hereto, there is no action, suit or proceeding pending against, or to the knowledge of said Borrower threatened against or affecting, said Borrower or any of its Consolidated Subsidiaries before any court, governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could reasonably be expected to materially adversely affect the business, financial position or results of operations of said Borrower and its Subsidiaries, taken as a whole, or which in any manner draws into question the validity of this Agreement, the Note, any Application, or any Collateral Document.

               Section 4.6. Marketable Title. Said Borrower has good and marketable title to all its properties and assets subject to no Lien, except Permitted Liens.

               Section 4.7. Filings. All actions by or in respect of, and all filings (but not including the filing of UCC financing statements or filings with the United States Patent and Trademark Office or the Register of Copyrights) with, any governmental body, agency or official required in connection with the execution, delivery and performance of this Agreement, the Note, the Applications and the Collateral Documents, or necessary for the validity or enforceability thereof or for the protection or perfection of the rights and interests of the Bank thereunder, will, prior to the date of delivery thereof, have been duly taken or made, as the case may be, and will at all times thereafter remain in full force and effect.

               Section 4.8. Regulation U. The proceeds of the Loans will be used by said Borrower only for the purposes set forth in Section 6.14 hereof. None of the Loan proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry margin stock or for any other purchase which might constitute the Loans a "purpose credit" within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

               Section 4.9. Taxes. Said Borrower and its Domestic Subsidiaries have filed all United States Federal income tax returns and all other domestic or foreign tax returns which are required to be filed by them and have paid all Taxes due pursuant to such returns or pursuant to any assessment received by said Borrower or any such Domestic Subsidiary, other than those which are being contested in good faith and by appropriate proceedings and for which adequate reserves have been made on the books of said Borrower or Subsidiary, or those with respect to which such failure to file or failure to pay would not result in a material adverse effect on the business, financial position or results of operation of the Borrowers and their Subsidiaries, taken as a whole. The charges, accruals and reserves on the books of said Borrower and its Domestic Subsidiaries in respect of Taxes are, in the opinion of said Borrower, adequate.

               Section 4.10. Subsidiaries. Each of said Borrower's corporate Foreign Subsidiaries is duly organized under the laws of its country of organization, and has all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to be so organized, or have such licenses, authorizations, consents or approvals could not reasonably be expected to have a material adverse effect on the business, financial position, results of operations, properties or prospects of said Borrower and its Consolidated Subsidiaries, considered as a whole.

               Section 4.11.  Environmental Compliance.

               (a) Said Borrower (including for purposes of this Section 4.11, any former or current Affiliate or Subsidiary of said Borrower) is in compliance with all applicable laws, rules, regulations and orders of all governmental bodies, agencies and officials relating to environmental matters and the release, handling and disposal of hazardous, toxic and polluting substances, except where such non-compliance could not reasonably be expected to materially adversely affect the business, financial position or results of operations of said Borrower and its Subsidiaries, taken as a whole.

               (b) Said Borrower has obtained and is in compliance with all required governmental permits, certificates, licenses, approvals and other authorizations relating to environmental compliance, except where such failure to obtain or such non-compliance could not reasonably be expected to materially adversely affect the business, financial position or results of operations of said Borrower and its Subsidiaries, taken as a whole, and has filed all material notifications relating to air emissions, effluent discharges and solid and hazardous waste storage, treatment and disposal required by applicable law in connection with its ownership or use of real estate or the operation of its business.

               (c) There are no outstanding notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings, administrative, criminal or civil, at law or in equity relating to environmental compliance, pending against said Borrower or its properties that would have a material adverse effect on the business, financial position or results of operations of said Borrower and its Subsidiaries, taken as a whole, and to Borrower's knowledge, no investigation or review is pending or threatened against said Borrower by any governmental body, agency or official with respect to any alleged violation of any governmental environmental law, regulation, ordinance, standard, permit or order in connection with its ownership or use of any real estate or the conduct of its business which could reasonably be expected to have a material adverse effect on said Borrower and its Subsidiaries, taken as a whole.

               (d) All toxic or hazardous substances generated by said Borrower have been transported in compliance with applicable law to storage, treatment and disposal facilities permitted or authorized to handle such substances by the governmental agency with jurisdiction thereof, in each case such that no material adverse effect on the business, financial position or results of operations of said Borrower and its Subsidiaries, taken as a whole, would occur. No notification of release of a hazardous substance pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and to Reauthorization Act of 1986 ("CERCLA"), the Federal Clean Water Act or the Clean Air Act of any other applicable environmental law, regulation or ordinance has been filed as to any property now or formerly occupied or owned by said Borrower.

               (e) No hazardous, toxic or polluting substances have been released, discharged or disposed of, in violation of any applicable law, on property now or formerly owned or occupied by said Borrower that would have a material adverse effect on said Borrower's business, financial position or results of operations of said Borrower and its Subsidiaries, taken as a whole.

               (f) Said Borrower has not received from any environmental regulatory entity and any requests for information, notices of claim, demand letters or other notification that in connection with the ownership or use of any real estate or the conduct of said Borrower's business it is or may be potentially responsible to respect to any investigation or clean-up hazardous substances or toxic waste or pollutants at any sites, in each case such that no material adverse effect on the business, financial position or results of operations of said Borrower and its Subsidiaries, taken as a whole, would occur.

               (g) To the best knowledge of said Borrower, no waste generated by said Borrower has ever been sent, nor is waste generated by said Borrower being sent, directly or indirectly, to any site listed or formerly proposed for listing on the National Priority List promulgated pursuant to CERCLA or to any site listed on any state list of hazardous substances sites requiring investigation or clean up.

               Section 4.12. Disclosure. None of this Agreement, any Collateral Document, any schedule or exhibit thereto or document, certificate, report, statement or other information furnished to the Bank in connection herewith or therewith or with the consummation of the transactions contemplated hereby or thereby contains any material misstatement of fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact materially adversely affecting the assets, business, financial position, results of operations or prospects of said Borrower which has not been set forth in a footnote included in the financial statements referred to in Section 4.4(a) or in exhibit or schedule thereto, which fact existed as of the date of such financial statement.

                                    ARTICLE V
                               FINANCIAL COVENANTS

               The Borrowers agree that so long as the Bank is committed to make Loans hereunder or any amount payable hereunder or under the Note, any Application, or any Collateral Document remains unpaid:

               Section 5.1. Certain Definitions. As used in this Article V and hereafter in this Agreement, the following terms have the following meanings:

               "Capital Expenditures" means for any period the gross amount paid by the Parent and its Consolidated Subsidiaries during such period, in connection with the purchase by the Parent or its Consolidated Subsidiaries of fixed assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with GAAP.

               "Capital Leases" means all leases that should be capitalized on the balance sheet of the lessee prepared in accordance with GAAP.

               "Consolidated Cash Interest Expense" means, for any period, total interest expense of the Parent and its Consolidated Subsidiaries for such period including, without limitation, the portion of any obligation under Capital Leases allocable to interest expense in accordance with GAAP, which are paid in such period (rather than merely accrued or deferred).

               "Consolidated Cash Taxes" means, for any period, taxes of the Parent and its Consolidated Subsidiaries which are paid in cash, but only to the extent such taxes are based solely on income of the Parent and its Consolidated Subsidiaries in such period (rather than merely accrued or deferred).

               "Consolidated Funded Debt" means at any date, all Debt of the Parent and its Consolidated Subsidiaries, including letter of credit obligations, obligations under Capital Leases, the sum of the book value of the Class Action Notes outstanding, and, without duplication, all obligations Guaranteed by any such Person.

               "Consolidated Interest Expense" means, for any period, total interest expense of the Parent and its Consolidated Subsidiaries for such period including, without limitation, the portion of any obligation under Capital Leases allocable to interest expense in accordance with GAAP.

               "Consolidated Net Income" means, for any period, the consolidated net income (or deficit) of the Parent and its Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation thereof any extraordinary, unusual or non-recurring gains or losses during such period in accordance with GAAP.

               "Current Maturities of Consolidated Funded Debt" means at any date the aggregate amount of principal payments (including, without limitation, the portion of any obligation under Capital Leases allocable to amortization in accordance with GAAP) in respect of the Consolidated Funded Debt which are current liabilities as of such date.

               "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services (other than trade account payables incurred in the ordinary course of business and intercompany transfers occurring in the ordinary course of business which would not be characterized as "debt" under GAAP on a consolidated basis),
(iv) all obligations of such Person as lessee under Capital Leases, (v) all obligations of such Person to purchase securities or other property which arise out of or in connection with the sale of the same or substantially similar securities or property (other than in connection with the bona fide repurchase of stock, options or warrants from employees or directors), (vi) all obligations, contingent or otherwise, of such Person to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument, (vii) all obligations of others secured by a Lien on any asset of such Person, whether or not such obligation is assumed by such Person, (viii) all obligations of such Person to repurchase any tangible or intangible property sold pursuant to any sales agreement (other than in connection with the bona fide repurchase of stock, options or warrants from employees or directors), and (ix) all obligations of others Guaranteed by such Person. Notwithstanding the foregoing, neither the Comfort Letters nor that certain Microsoft Enterprise Select Agreement, executed as of May 25, 2000, as amended, nor the obligations thereunder, shall be deemed to be "Debt" hereunder.

               "EBITDA" shall mean, for any 12-month period, the sum (determined without duplication in accordance with GAAP) of net income (or loss) attributable to common stockholders; minus interest income; plus Consolidated Interest Expense, provision for income taxes, depreciation and amortization, restructuring and impairment charges taken in fiscal year 2002 (up to $4,200,000 in the aggregate, including up to $1,400,000 for non-cash write-downs taken in the fourth quarter of fiscal year 2002), non-cash dividends, accretion, and beneficial conversion features on convertible preferred stock; plus loss (or minus income) from discounted operations (non-cash); plus loss (or minus gain) on investments; plus provision for reduction (or minus provision for increase) in estimated non-cash cost of litigation settlement; plus loss (or minus gain) on early extinguishment of notes payable; plus other expense (or minus other income), net; plus extraordinary income (or minus loss); minus gain on Exchange Application contract termination and net gain on refinancing of Series B, C and D convertible preferred stock; of the Parent and its Consolidated Subsidiaries, for such period.

               "Fixed Charge Coverage Ratio" means, at any time, the ratio of
(a) EBITDA of the Parent and its Consolidated Subsidiaries minus Capital Expenditures and Consolidated Cash Taxes, to (b) prior year scheduled Current Maturities of Consolidated Funded Debt plus Consolidated Cash Interest Expense, plus cash portion of redemptions of Class Action Notes, minus the Senior Note Payments.

               "Guaranty" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guarantying any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guaranty shall not include indorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

               "Senior Funded Debt" has the meaning given that term under GAAP. Senior Funded Debt shall exclude Debt subordinate in right of payment to any Debt to the Bank.

               "Senior Funded Debt Ratio" means, at any time, the ratio of (a) Senior Funded Debt of the Parent and its Consolidated Subsidiaries, to (b) EBITDA of the Parent and its Consolidated Subsidiaries.

               "Senior Note Payments" means the payments under (i) that certain Senior Promissory Note Due July 31, 2003 (No. 4) dated August 6, 2002, made by the Parent payable to HFTP Investment, L.L.C., in the amount of $434,782.61,
(ii) that certain Senior Promissory Note Due July 31, 2003 (No. 3) dated August 6, 2002, made by the Parent payable to Leonardo, L.P., in the amount of $1,956,521.74, (iii) that certain Senior Promissory Note Due July 31, 2003 (No.
2) dated August 6, 2002, made by the Parent payable to Wingate Capital, Ltd., in the amount of $834,782.61, and (iv) that certain Senior Promissory Note Due July 31, 2003 (No. 1) dated August 6, 2002, made by the Parent payable to Fisher Capital, Ltd., in the amount of $1,773,913.04.

               "Total Funded Debt Ratio" means, at any time, the ratio of (a) Consolidated Funded Debt, to (b) EBITDA, of the Parent and its Consolidated Subsidiaries.

               Section 5.2. Fixed Charge Coverage Ratio. A Fixed Charge Coverage Ratio of not less than 1.25 to 1 for each 12-month period ending on each of March 31, 2003, June 30, 2003, and September 30, 2003, and 1.75 to 1 for each 12-month period ending on the end of each fiscal quarter thereafter.

               Section 5.3. Total Funded Debt Ratio. A Total Funded Debt Ratio of not more than 2.75 to 1 for each 12-month period ending on the end of each fiscal quarter of the Parent.

               Section 5.4. Senior Funded Debt Ratio. As of the end of each 12-month period ending on the end of each fiscal quarter of the Parent, a Senior Funded Debt Ratio of not greater than 1.50 to 1.

               Section 5.5. Minimum EBITDA. EBITDA of the Parent and its Consolidated Subsidiaries will, on the last day of each fiscal quarter of the Parent, equal or exceed $2,000,000.00 for such quarter.

               Section 5.6. Minimum Liquidity. The total of cash and cash equivalents of the Parent and its Consolidated Subsidiaries shall at all times equal or exceed $10,000,000.00.

                                   ARTICLE VI
                                 OTHER COVENANTS

               Each Borrower agrees that so long as the Bank is committed to make Loans hereunder or any amount payable hereunder or under the Note, any Application, or any Collateral Document remains unpaid:

               Section 6.1. Information. The Borrowers will deliver or cause to be delivered to the Bank:

                       (i) as soon as available and in any event within 91 days after the end of each fiscal year of the Parent, a consolidated and consolidating balance sheet of the Parent and its Consolidated Subsidiaries as of the end of such fiscal year and the related statements of financial condition, income, cash flows, and changes in shareholdres' equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by an opinion thereon by PricewaterhouseCoopers LLP, or other independent public accountants satisfactory to the Bank, which opinion shall state that such consolidated financial statements present fairly the consolidated financial position of the Parent and its Consolidated Subsidiaries as of the date of such financial statements and the results of their operations for the period covered by such financial statements in conformity with GAAP applied on a consistent basis (except for changes in the application of which such accountants concur) and shall not contain any "going concern" or like qualification or exception or qualifications arising out of the scope of the audit;

                       (ii) as soon as available and in any event within 46 days after the end of each quarter of each fiscal year of the Parent, an unaudited consolidated balance sheet of the Parent and its Consolidated Subsidiaries and the related unaudited consolidated statement of income for such quarter and for the portion of the Parent's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Parent's previous fiscal year, all certified (subject to normal year-end audit adjustments) as complete and correct by the chief financial officer or chief accounting officer of the Parent;

                       (iii) simultaneously with the delivery of each set of financial statements referred to in clauses (i) and (ii) above, a certificate of the chief financial officer or chief accounting officer of the Parent, (A) setting forth in reasonable detail the calculations required to establish whether the Borrowers were in compliance with the requirements of Sections 5.2 through 5.6, inclusive, on the date of such financial statements, (B) stating whether there exists on the date of such certificate any Default and, if any Default then exists, setting forth the details thereof and the action which the Borrowers are taking or propose to take with respect thereto and (C) stating whether, since the date of the most recent previous delivery of financial statements pursuant to clause (i) or (ii) of this Section, there has been any material adverse change in the business, financial position, results of operations or prospects of the Parent and its Consolidated Subsidiaries, considered as a whole, and, if so, the nature of such material adverse change;

                       (iv) simultaneously with the delivery of each set of financial statements referred to in clause (i) above, a statement of the firm of independent public accountants that reported on such statements (A) stating that their audit examination has included a review of this Agreement, all outstanding Applications and the Note as they relate to financial or accounting matters, (B) whether anything has come to their attention to cause them to believe that there existed on the date of such statements any Default and (C) confirming the calculations set forth in the officer's certificate delivered simultaneously therewith pursuant to clause (iii) above;

                       (v) simultaneously with the delivery of each set of financial statements referred to in clause (i) above, annual projections of the Parent and its Consolidated Subsidiaries, on a consolidated basis, with quarterly detail;

                       (vi) on or before 30 days after the end of each calendar quarter, a report of the aging of the Borrowers' domestic accounts receivable as of said month and, if requested by the Bank, a manifest of related invoices;

                       (vii) forthwith upon obtaining knowledge of the occurrence of any Default, a certificate of the chief financial officer, treasurer, or chief accounting officers of the Borrowers setting forth the details thereof and the action which the Borrowers are taking or propose to take with respect thereto;

                       (viii) as soon as reasonably practicable after obtaining knowledge of the commencement of, or of a material threat of the commencement of, an action, suit or proceeding against any Borrower or any of its Subsidiaries which could reasonably be expected to materially adversely affect the business, properties, financial position, results of operations or prospects of said Borrower and its Consolidated Subsidiaries, considered as a whole, or which in any manner questions the validity of this Agreement, the Note, any of the Applications, any Collateral Document or any of the other transactions contemplated hereby or thereby, the nature of such pending or threatened action, suit or proceeding and such additional information as may be reasonably requested by the Bank;

                       (ix) promptly upon transmission thereof, copies of all press releases and other statements made available generally by any of the Borrowers or its Subsidiaries to the public concerning material developments in the results of operations, financial condition, business or prospects of said Borrower or its Subsidiaries;

                       (x) promptly upon the Bank's request therefor, copies of each report submitted to any Borrower or any of its Consolidated Subsidiaries by independent public accountants in connection with any annual, interim or special audit made by them of the books of said Borrower or any of its Consolidated Subsidiaries including, without limitation, each report submitted to said Borrower or any of its Consolidated Subsidiaries concerning its accounting practices and systems and any final comment letter submitted by such accountants to management in connection with the annual audit of said Borrower and its Consolidated Subsidiaries;

                       (xi) promptly upon the sending or filing thereof, copies of all proxy statements, financial statements and similar reports which the Parent sends to its stockholders, and copies of all regular, periodic, and special reports, and all registration statements which said Borrower or Subsidiary files with the U.S. Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange; and

                       (xii) from time to time such additional information regarding the financial position, results of operations or business of any Borrower or any of its Domestic Subsidiaries as the Bank may reasonably request.

               Section 6.2. Payment of Obligations. Said Borrower will, and will cause each of its Subsidiaries to, pay and discharge, as the same shall become due and payable, (i) all their respective obligations and liabilities, including all due and proper claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons which, in any such case, if unpaid, could reasonably be expected to, by law, give rise to a Lien upon any material portion of the combined properties or assets of the Parent and its Subsidiaries, taken as a whole, other than Permitted Liens, and (ii) all material lawful Taxes, assessments and charges or levies made upon their properties or assets, by any governmental body, agency or official except where any of the items in clause (i) or (ii) of this Section 6.2 may be diligently contested in good faith by appropriate proceedings, and said Borrower or such Subsidiary shall have set aside on its books, if required under GAAP, appropriate reserves for the accrual of any such items.

               Section 6.3.   Maintenance of Property; Insurance.

               (a) Said Borrower will keep, and will cause each of its Domestic Subsidiaries to keep, all property useful and necessary in their respective businesses in good working order and condition, subject to ordinary wear and tear; will maintain (either in the name of the Borrower or in such Subsidiary's own name or in the name of the Bank if required by any Security Agreement) with financially sound and reputable insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against by companies engaged in the same or a similar business; and will furnish to the Bank upon request full information as to the insurance carried. With respect to Foreign Subsidiaries, said Subsidiaries need only maintain such insurance with respect to their material property, if it is usual and customary to maintain such insurance in their applicable foreign jurisdictions.

               (b)   In addition to the general requirements of subparagraph
(a), said Borrower will keep the Collateral in such condition and will maintain in effect such insurance on the Collateral as is required by the terms of the Collateral Documents.

               Section 6.4. Conduct of Business and Maintenance of Existence. Said Borrower will continue, and will cause each of its Subsidiaries to continue, to engage in business of the same general type as now conducted by said Borrower or such Subsidiary, and will preserve, renew and keep in full force and effect, and will cause each of its Subsidiaries to preserve, renew and keep in full force and effect, their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business.

               Section 6.5. Compliance with Laws; Contracts. Said Borrower will comply, and will cause each of its Subsidiaries to comply, with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, ERISA and the rules and regulations thereunder, as applicable) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings, or could not reasonably be expected to result in a material adverse effect on the Borrowers and their Subsidiaries, taken as a whole. Said Borrower will perform and comply, and will cause each of its Subsidiaries to perform and comply, with each provision of all material contracts to which it is a party, except where the failure to perform or comply could not reasonably be expected to result in a material adverse effect on the Borrowers and their Subsidiaries, taken as a whole.

               Section 6.6. Accounting; Inspection of Property, Books and Records. Said Borrower will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to their respective businesses and activities, will maintain, and will cause each of its Subsidiaries to maintain, their respective fiscal reporting periods on the present basis and will permit, and will cause each of its Domestic Subsidiaries to permit, representatives of the Bank to visit and inspect any of their respective properties, to examine and make abstracts and copies from any of their respective books and records and to discuss their respective affairs, finances and accounts with their officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

               Section 6.7. Debt. Said Borrower and its Subsidiaries will not incur or at any time be liable with respect to any Debt except that the following shall be permitted, without duplication, (i) Debt outstanding under this Agreement and the Note, (ii) Debt secured by a Lien pursuant to Section 6.8(iii), (iii) the Debt set forth on Schedule 6.7 hereto, (iv) Debt by and between any Borrower and any other Borrower, (v) Debt by and between any Borrower and any Subsidiary of the Parent which is not a Borrower, provided that at no time shall (y) the outstanding principal amount of such Debt owing by any such non-Borrower Subsidiary to a Borrower, less (z) the outstanding principal amount of such Debt owing by any Borrower to any such non-Borrower Subsidiary, when aggregated with all other Inter-company Transactions then outstanding, on a net basis, exceed $3,000,000, (vi) Debt of any Foreign Subsidiary, other than as set forth in clause (v) hereof, (vii) Debt permitted under Section 6.12, (viii) Guarantees by any Borrower of any obligation of any other Borrower, to the extent such obligation is not a Debt of the latter which is prohibited hereunder, (ix) Debt which is subordinated in priority of lien (if secured) and right of payment to Debt to the Bank pursuant to a subordination agreement to which the Bank is a party, (x) Debt incurred from financing insurance premiums of the Borrowers and their Subsidiaries, and (xi) other unsecured Debt of any Borrower in an aggregate principal amount outstanding at any time not to exceed $500,000 of all such Debt of all Borrowers in the aggregate.

               Section 6.8.   Restriction on Liens.

               (a) Said Borrower will not, and will not permit any of its Domestic Subsidiaries to at any time create, assume or suffer to exist any Lien on any property or asset now owned or hereafter acquired by said Borrower or any of its Domestic Subsidiaries or assign or subordinate any present or future right to receive assets except as follows or otherwise permitted herein:

                      (i) Liens existing on the date of this Agreement and described on Schedule 6.8(a) hereto securing Debt outstanding on the date of this Agreement;

                      (ii)    any Liens created by the Collateral Documents;

                      (iii) any purchase money security interest on, or capitalized lease with respect to, any capital asset of the Borrower or any of its Subsidiaries if such purchase money security interest or capitalized lease attaches to such capital asset concurrently with the acquisition thereof and if the Debt secured by such purchase money security interest does not exceed 100% of the lesser of the cost or fair market value as of the time of acquisition of the asset covered thereby to said Borrower or such Subsidiary; provided, that the aggregate principal amount of Debt secured by all such Liens does not exceed $1,000,000.00 in the aggregate principal amount at any one time outstanding and provided, that no such purchase money security interest shall extend to or cover any property or asset of said Borrower or such Subsidiary other than the related asset, accessions thereto and proceeds thereof;

                      (iv) Liens securing Taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons; provided (A) with respect to Liens securing state and local Taxes, such Taxes are not yet payable or are being contested in good faith, (B) with respect to Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and the like, such Liens are unfiled and no other action has been taken to enforce the same, or are being contested in good faith, or (C) with respect to Taxes, assessments or governmental charges or levies or claims or demands secured by such Liens, payment of which is not at the time required by Section 6.2, or are being contested in good faith;

                      (v) Liens not securing Debt which are incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, social security and other like laws, or in connection with security deposits;

                      (vi) any Lien arising pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings;

                      (vii) interests under licenses granted in the ordinary course of business;

                      (viii) Liens securing Debt which is subordinated in priority of lien and right of payment to Debt to the Bank pursuant to a subordination agreement to which the Bank is a party;

                      (ix) Liens incurred from the financing of insurance premiums of the Borrowers and their Subsidiaries, to the extent such Liens are typical in insurance premium financing; and

                      (x) any interests of lessees in excess furniture or equipment, or subleases of excess real estate, under leases in which any Borrower or Subsidiary is the lessor.

               (b)    Except as contained in the agreements described on
Schedule 6.8(b) hereto, said Borrower will not, and will not permit any of its Domestic Subsidiaries to, at any time enter into any covenant or other agreement that restricts or is intended to restrict it from pledging, granting a security interest in, mortgaging, encumbering, or otherwise creating a Lien on, any of its intellectual property or stock in any Foreign Subsidiary, whether now existing or owned or hereafter arising or acquired, in favor of the Bank.

               Section 6.9. Consolidations, Mergers and Sales of Assets. Except as set forth on Schedule 6.9, or otherwise approved by the Bank in advance in writing, said Borrower will not (i) consolidate or merge with or into any other Person (other than a Borrower) or (ii) sell, lease or otherwise transfer all or any substantial part of its assets to any other Person. Said Borrower will not permit any of its Subsidiaries to consolidate or merge with or into, or transfer all or any substantial part of its assets to, any Person other than another Borrower or a Wholly-Owned Consolidated Subsidiary. Nothing in this section 6.9 shall limit or prohibit the Borrowers or their Subsidiaries from (a) consummating transactions permitted under Section 6.16 hereof, (b) making sales or transfers of assets either (without duplication) (1) between Borrowers, (2) between Foreign Subsidiaries, and (3) between any Borrower and any Subsidiary which is not a Borrower, provided that at no time shall (y) the amount of all such sales and transfers by any Borrower to any such non-Borrower Subsidiary, less (z) the amount of all such sales and transfers by any such non-Borrower Subsidiary to a Borrower, when aggregated with all other Inter-company Transactions then outstanding, exceed $3,000,000, on a net basis, (c) the sale, transfer or other disposition of assets of, or interests in, the Alarm.com and Angel.com businesses which are currently business units of Parent, (d) licenses granted by the Borrower or any of its Subsidiaries in the ordinary course of business, (e) the dissolution of MicroStrategy GmbH in Liquidation and MicroStrategy Schweiz AG in Liquidation and transfer of their assets to any Borrower or Subsidiary of a Borrower which is not a Borrower, or merger of MicroStrategy GmbH in Liquidation and MicroStrategy Schweiz AG in Liquidation into any other Subsidiary of a Borrower which is not a Borrower, and (f) sale, transfer of other disposition of assets of any Borrower (not otherwise permitted under clauses (c) through (e), above) not to exceed $250,000 in book value.

               Section 6.10. Transactions with Affiliates. Except as set forth on Schedule 6.10 or otherwise permitted in Sections 6.7, 6.9, 6.11, 6.12 or 6.16, the Borrowers will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, pay any funds to or for the account of, make any investment in, engage in any transaction with or effect any transaction in connection with any joint enterprise or other joint arrangement with, any Affiliate of any Borrower or any of its Subsidiaries, except that a Borrower or any Subsidiary of said Borrower may make payment or provide compensation (including without limitation the establishment of customary employee benefit plans) for personal services rendered by employees and other Persons on terms approved by the applicable Borrower's board of directors, by its management, or on terms fair and reasonable in light of the circumstances under which such services were or are to be rendered.

               Nothing in this Section 6.10 shall prohibit a Borrower or any Subsidiary of said Borrower from making sales to or purchases from any Borrower, any Subsidiary of a Borrower or any Affiliate and, in connection therewith, extending credit or making payments, or from making payments for services rendered by any Borrower, any Subsidiary of a Borrower or any Affiliate, if such sales or purchases are made or such services are rendered in the ordinary course of business and on terms and conditions at least as favorable to said Borrower or such Subsidiary as the terms and conditions which would apply in a similar transaction with a Person not a Borrower, any Subsidiary of a Borrower or any Affiliate, or prohibit said Borrower or any Subsidiary of said Borrower from participating in, or effecting any transaction in connection with, any joint enterprise or other joint arrangement with any Borrower, any Subsidiary of a Borrower or any Affiliate if said Borrower or such Subsidiary participates in the ordinary course of its business and on a basis no less advantageous than on the basis on which such Borrower, any Subsidiary of a Borrower or any Affiliate participates.

               Section 6.11.  Restricted Payments. Except as set forth on
Schedule 6.11 or otherwise permitted under Section 6.16, said Borrower will not, and will not permit any of its Subsidiaries to, (i) declare or pay any dividend or other distribution on any shares of said Borrower's or such Subsidiary's capital stock (except dividends payable solely in shares of said Borrower's or such Subsidiary's capital stock or dividends payable to a Borrower by another Borrower or payable by a Subsidiary which is not a Borrower to another Subsidiary which is not a Borrower or to a Borrower), (ii) make any payment on account of the purchase, redemption, retirement or acquisition of (A) any shares of said Borrower's or such Subsidiary's capital stock (except shares acquired upon the conversion thereof into other shares of said Borrower's or such Subsidiary's capital stock) or (B) any option, warrant or other right to acquire shares of said Borrower's or such Subsidiary's capital stock, other than repurchases of a Borrower's or a Subsidiary's capital stock not to exceed $250,000.00 in the aggregate in any fiscal year for all Borrowers and Subsidiaries considered as a whole. Notwithstanding anything to the contrary herein, the Borrowers and their Subsidiaries shall be permitted to repurchase, redeem or retire the Class Action Notes (i) for cash, so long as after giving effect thereto, the Borrowers shall be in compliance with Article V, and (ii) for stock of the Parent, at any time.

               Section 6.12. Investments. Said Borrower will not, and will not permit any of its Domestic Subsidiaries to, make or acquire after the Effective Date any investment in any Person (whether by share purchase, capital contribution, loan, time deposit or otherwise) other than (i) in direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (ii) in commercial paper rated in the highest grade by a nationally recognized credit rating agency,
(iii) in time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $200,000,000, provided in each case that such investment matures within one year from the date of acquisition thereof by said Borrower, (iv) loans and advances to employees for travel in the ordinary course of business and in an amount consistent with past practice, and (v) in Wholly-Owned Subsidiaries existing on the date hereof; provided that nothing herein shall prohibit or restrict loans, advances and other investments (without duplication) (A) by and between any Borrower and any other Borrower, (B) by and between any Borrower and any Subsidiary of the Parent which is not a Borrower, provided that at no time shall (y) the outstanding principal amount of said loans, advances and other investments by any Borrower to any such non-Borrower Subsidiary, less (z) the outstanding principal amount of said loans, advances and other investments by any such non-Borrower Subsidiary to a Borrower, when aggregated with all other Inter-company Transactions then outstanding, on a net basis, exceed $3,000,000, and (C) by and between any Foreign Subsidiary and any other Foreign Subsidiary.

               Section 6.13. Transactions with Other Persons. Said Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement with any Person whereby any of them shall agree to any restriction on said Borrower's right to amend or waive any of the provisions of this Agreement.

               Section 6.14. Use of Proceeds. The proceeds of the Loans will be used by the Borrowers for their temporary working capital needs and to provide letters of credit. None of the proceeds of the Loans will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any "margin stock" within the meaning of Regulation U.

               Section 6.15.  [Intentionally Deleted]

               Section 6.16. Restrictions with Respect to Subsidiaries. Except as contemplated or otherwise permitted by this Agreement or any other Loan
Document:

               (a) Said Borrower will not, and will not permit any of its Subsidiaries to, sell, assign, encumber, pledge, transfer or otherwise dispose of (except to a Borrower or to a Wholly-Owned Subsidiary and except to directors for the purpose of qualifying them as directors, if required, and except pursuant to presently outstanding warrants, options or other rights) any shares of stock of any class of any Subsidiary unless all of the capital stock and the entire Debt of such Subsidiary at the time owing to said Borrower and to all other Subsidiaries shall be sold, assigned, transferred or otherwise disposed of at the same time if permissible under Section 6.11.

               (b) Said Borrower will not permit any of its Subsidiaries (i) to issue or sell any shares of preferred stock except to a Borrower or to a Wholly-Owned Subsidiary or (ii) to issue or sell any shares of its common stock (except to directors for the purpose of qualifying them as directors, if required) unless, after such issue or sale, said Borrower and its Subsidiaries, taken together, shall retain the same proportionate interest in such Subsidiary.

               (c)    Except as set forth on Schedule 6.16, as permitted under
Section 6.8, or as provided in any pledge under any Loan Document, said Borrower will not, and will not permit any of its Subsidiaries to, after the date hereof, sell, assign, encumber, pledge, transfer or otherwise dispose of (except to a Borrower or to a Wholly-Owned Subsidiary) any shares of stock of any class, or any other ownership interest, of any Foreign Subsidiary, or any material portion of the assets of such Foreign Subsidiary.

               (d) Said Borrower shall not, and will not permit any of its Subsidiaries to, enter into any agreement substantially similar to any agreement set forth in this Section 6.16, but only with respect to its intellectual property or stock in any Foreign Subsidiary, with any Person other than the Bank.

               Section 6.17. Additional Borrowers. Each Domestic Subsidiary and that is formed or acquired on or after the Effective Date, shall become a Borrower, and the Borrowers shall cause each such Subsidiary to satisfy each of the following conditions on or before the date on which such Subsidiary is formed or acquired:

                      (i) Such Subsidiary shall execute and deliver to the Bank a joinder agreement on the Bank's form therefor, along with a Security Agreement and all documents and agreements reasonably required by the Security Agreement to be executed and delivered.

                      (ii) All legal matters incident to such Subsidiary's becoming a Borrower shall be reasonably satisfactory to counsel for the Bank and the Subsidiary shall execute and deliver to the Bank, within 10 Business Days after its acquisition or formation, such additional documents and certificates relating to the Loans as the Bank reasonably may request.

                      (iii) The Bank shall have received an opinion of counsel to such Subsidiary, addressed to the Bank, covering such matters as the Bank may reasonably request, in form and substance reasonably satisfactory to the Bank.

                      (iv) Financing statements in form and substance reasonably satisfactory to the Bank shall have been properly filed in each office where necessary to perfect the security interest (consistent with the requirements hereof as of the Effective Date) of the Bank in the Collateral of such Subsidiary, and, within 30 days after said acquisition or formation, (A) termination statements shall have been filed with respect to any other financing statements covering all or any material portion of such Collateral (except with respect to Liens permitted by this Agreement), (B) all Taxes and fees with respect to such recording and filing shall have been paid by such Subsidiary or the Borrower and (C) the Bank shall have received such Lien searches or reports as it shall require confirming that the foregoing filings and recordings have been completed.

                      (v) Such Subsidiary shall have delivered the following documents to the Bank, each of which shall be certified as of the date on which such Subsidiary is to become a Borrower, by its secretary or representative performing similar functions: (A) copies of evidence of all actions taken by such Subsidiary to authorize the execution and delivery of the applicable Loan documents; (B) copies of the articles or certificate of incorporation and bylaws (or the organizational documents for a Borrower that is not a corporation) of such Subsidiary; and (C) a certificate as to the incumbency and signatures of the officers of such Subsidiary executing the Loan documents.

                      (vi) The Bank shall have received current certificates of good standing and qualification issued by the appropriate state official of the state of formation of such Subsidiary and in each jurisdiction in which it is qualified to do business.

                      (vii) The Bank shall have received, within 10 days after the acquisition or formation, such information and documents the Bank may reasonably request with respect to the Collateral of such Subsidiary.

               Section 6.18. Establishment of New Subsidiaries. Borrowers have advised the Bank that they may need or desire to establish Subsidiaries for operational, business or other reasons. Accordingly, it is understood and acknowledged that the Borrowers may, from time to time, establish one or more new Subsidiaries and conduct transactions for the purposes thereof subject to the terms of this Agreement or as otherwise permitted by the Bank in writing. In this regard, the Bank hereby consents to the establishment of the Subsidiary contemplated by Exhibit 6.18 attached hereto and, notwithstanding anything herein otherwise to the contrary, consents and agrees to the related transactions and other matters concerning formation, capitalization, contribution, investment, licensing, financing, employment, and services, as more fully described on such Exhibit 6.18.

                                   ARTICLE VII
                             EMPLOYEE BENEFIT PLANS

               Section 7.1. Certain Definitions. As used in this Article VII, the following terms have the following meanings:

               "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with a Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

               "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

               "Plan" means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of a member or members of the Controlled Group or
(ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

               "Unfunded Vested Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

               Section 7.2. Compliance with ERISA. Each member of the Controlled Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with provisions of ERISA and the Code presently applicable to each Plan. No member of the Controlled Group has incurred any liability in excess of $250,000, or has entered into any transaction that is reasonably likely to cause any liability in excess of $250,000 to be incurred, to the PBGC or any Plan under Title IV of ERISA. No Lien has been attached and no Person has threatened to attach a Lien on any property of any Borrower as a result of any Borrower's failure to comply with ERISA.

               Section 7.3. Prohibited Transactions. No Borrower shall at any time permit any Plan to:

                       (i) engage in any "prohibited transaction", as such term is defined in Section 4975 of the Code or in Section 406 of ERISA;

                       (ii) incur any "accumulated funding deficiency", as such term is defined in Section 302 of ERISA, whether or not waived; or

                       (iii) be terminated in a manner which could result in the imposition of a Lien on the property of said Borrower pursuant to
         Section 4068 of ERISA.

               Section 7.4. Information. The Borrowers agree that so long as the Bank is committed to make Loans hereunder, or the Note remains unpaid, each Borrower will deliver or cause to be delivered to the Bank if and when any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice.

                                  ARTICLE VIII
                                    DEFAULTS

               Section 8.1. Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

                       (i) any Borrower shall fail to pay when due any principal of or interest on any Loan, any fee or any other amount payable hereunder, under any Application, or under the Note;

                       (ii) any Borrower shall fail to observe or perform any covenant or agreement contained in Article V or in any of Sections 6.7, 6.8, 6.9, 6.11, 6.12, 6.14 or 6.16;

                       (iii) any Borrower shall fail to observe or perform any covenant or agreement contained in any Application or in this Agreement (other than those covered by clauses (i) or (ii) above), and such failure continues for thirty (30) calendar days after the earlier to occur of (A) the date notice thereof is given by the Bank to the Borrowers and (B) the date notice thereof should have been given to the Bank pursuant to Section 6.1(vii);

                       (iv) any representation, warranty, certification or statement made by any Borrower in this Agreement, any Application, or any Collateral Document to which it is a party, or by any Borrower in any certificate, financial statement or other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made;

                       (v) any Borrower or any Domestic Subsidiary of said Borrower shall fail to make any payment in respect of any Debt (other than the Note or an Application) in excess of $500,000 when due or within any applicable grace period;

                       (vi) any event or condition shall occur which results in the acceleration of the maturity of any Debt in excess of $500,000 of any Borrower or any Domestic Subsidiary of said Borrower or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof;

                       (vii) any Borrower or any Subsidiary of said Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; provided, however, that any of the foregoing actions in this clause (vii) which is taken with respect to a Foreign Subsidiary, where such action would not have a material adverse effect on the Borrowers and their Subsidiaries, taken as a whole, shall not be a Default or an Event of Default;

                       (viii) an involuntary case or other proceeding shall be commenced against any Borrower or any Subsidiary of said Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against any Borrower or any Subsidiary of said Borrower under the federal bankruptcy laws as now or hereafter in effect; provided, however, that any of the foregoing actions in this clause (viii) which is taken with respect to a Foreign Subsidiary, where such action would not have a material adverse effect on the Borrowers and their Subsidiaries, taken as a whole, shall not be a Default or an Event of Default;

                       (ix) any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $250,000.00 which it shall have become liable to pay to the PBGC, any Plan or any Plan trustee under Title IV of ERISA or ss. 412 of the Code; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $250,000.00 (collectively, a "Material Plan") shall be provided under Title IV of ERISA by any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against any member of the Controlled Group to enforce
         Section 515 of ERISA; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

                       (x) one or more final, non-appealable judgments or orders for the payment of money in excess of $1,000,000.00 shall be rendered against any Borrower or any Subsidiary of said Borrower and such judgment or order shall continue unsatisfied and unstayed for a period of 20 days;

                       (xi) (A) any Collateral Document shall cease for any reason to be in full force and effect or shall cease to be effective to grant a perfected security interest in the Collateral with the priority stated to be created thereby or such security interest shall cease to be in full force and effect or shall be declared null and void, or the validity or enforceability of such security interest or any Collateral Document shall be contested by any Borrower or any Subsidiary of said Borrower, or any Borrower or any Subsidiary of said Borrower shall deny that it has any further liability or obligation under a Collateral Document to which it is a party, or any Borrower or any Subsidiary of said Borrower shall fail to perform any of its obligations under the Collateral Documents, or (B) any creditor of any Borrower or any Subsidiary of said Borrower (other than a creditor having a purchase money security interest permitted by
         Section 6.8(iii) and then solely with respect to the related asset) shall obtain possession of any of the Collateral by any means, including, without limitation, levy, distraint, replevin or self-help, or any such creditor shall establish or obtain any right in the Collateral which is equal to or senior to the security interests of the Bank in such Collateral;

                       (xii) any Change in Control of the Parent shall have occurred ("Change in Control", as used herein, shall mean (A) any Person other than Permitted Holders shall have acquired beneficial ownership or the power to vote 30% or more of the voting power of the stock of the Parent on an as converted basis; or (B) the majority of seats (other than vacant seats) on the board of directors of the Parent cease to be occupied by Persons who either (a) were members of the board of directors of the Parent on the Effective Date or (b) were elected by or nominated for election by the board of directors of the Parent, a majority of which was comprised of directors on the Effective Date or directors whose election or nomination for election was previously approved by a majority of such directors or directors who were previously so elected or nominated); or

                       (xiii) (A) the expiration of 30 days after the Bank has given the Borrowers notice of the Bank's good faith determination that
         (y) a material adverse change in the financial condition of the Borrowers and their Subsidiaries, taken as a whole, has occurred since the date hereof or (z) that the Bank's prospect of payment hereunder has been impaired, or (B) the reasonable suspicion by the Bank that one or more Events of Default shall have occurred and the failure of the Borrowers, upon 30 days' notice thereof from the Bank, to provide reasonably satisfactory evidence to the Bank that such Events of Default have not in fact occurred;

then, and in every such event, the Bank, at its option, may by notice to the Borrowers terminate the Revolving Commitment and it shall thereupon terminate, and may, at its option, by notice to the Borrowers declare the Note (together with accrued interest thereon) to be, and the Note shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; provided that in the case of any of the Events of Default specified in paragraph (vii) or (viii) above with respect to any Borrower, without any notice to the Borrowers or any other act by the Bank, the Revolving Commitment shall thereupon terminate and the Note (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence of any Event of Default, then, or at any time after the happening of the same, the Bank may, at its option, demand that the Borrowers, within ten (10) days of such demand, arrange for the cancellation of each outstanding Letter of Credit such that the Bank has no further liability under any Letter of Credit, or in the event the Borrowers fail to procure the cancellation of any

Letter of Credit within such ten (10) day period, demand that the Borrowers pay to the Bank, as cash collateral, the remaining amounts available to be drawn, if any, under all Letters of Credit not so canceled and such amounts shall thereupon become immediately due and payable. In the event the Borrowers pay to the Bank or the Bank collects from the Borrowers sums representing the remaining amounts available to be drawn under said outstanding Letters of Credit, the Bank shall hold such sums in a non-interest-bearing account as security for the Borrowers' obligation to reimburse the Bank for amounts paid by the Bank under the Letters of Credit or otherwise due hereunder. Upon the expiration of each of the Letters of Credit and the Bank's reasonable determination that it has no further liability thereunder, and provided the Borrowers shall have no other unpaid debt to the Bank under this Agreement or any Application, the Bank shall repay such sums to the Borrowers to the extent they exceed the remaining amounts actually paid by the Bank under said Letter of Credit. The Bank's rights under this Section 8.1 are in addition to other rights and remedies which the Bank may have.

                                   ARTICLE IX
                                  MISCELLANEOUS

               Section 9.1. Notices. All notices, requests and other communications to a party hereunder shall be in writing and shall be given to such party at its address set forth on the signature pages hereof or such other address as such party may hereafter specify for the purpose by notice to the other. Each such notice, request or other communication shall be effective (i) if given by mail, 5 days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means, when received at the address specified in this Section; provided that notices to the Bank under Section 2.2, 2.5 and 2.6 shall not be effective until received.

               Section 9.2. No Waivers. No failure or delay by the Bank or any Borrower in exercising any right, power or privilege hereunder or under either Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

               Section 9.3.   Expenses.

               (a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses of the Bank, including fees and disbursements of special counsel for the Bank, in connection with the preparation (up to an aggregate of $43,294.60) and administration of this Agreement and the other Loan Documents, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Bank, including fees and disbursements of counsel, in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom. The Borrowers shall indemnify the Bank against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or the Note (but excluding the effects of any Taxes imposed on the Bank's income).

               (b) If, after the Effective Date, any applicable law, rule, regulation or guideline is adopted regarding capital adequacy, or any change occurs in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital or the capital of any Person controlling the Bank as a consequence of the Bank's obligations hereunder to a level below that which the Bank or such Person would have achieved but for such law, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time within ten days after demand by the Bank (provided the Borrowers shall have received the certificate described in the next sentence prior to or contemporaneously with such demand), the Borrowers shall pay to the Bank such additional amount or amounts (but without duplicating any amount paid as additional commitment fee pursuant to Section 2.5(e)) as will compensate the Bank for such reduction. A certificate of the Bank (i) claiming compensation under this Section 9.3(b) and setting forth the additional amount or amounts to be paid to it hereunder, along with the method and means of calculating such amounts, and (ii) delivered to the Borrowers within 45 days after the Bank has received a notice from said governmental authority, central bank or comparable agency that such amounts are owing, shall be conclusive in the absence of manifest error. In determining any such amount, the Bank may use any reasonable averaging and attribution methods.

               Section 9.4. Right of Set-Off. Upon the occurrence of any Event of Default, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of any Borrower against any and all of the obligations now or hereafter existing under this Agreement, the Note, any Application, or any Collateral Document, irrespective of whether or not the Bank shall have made any demand hereunder or under the Note and although such obligation may be unmatured. The rights of the Bank under this Section 9.4 are in addition to other rights and remedies (including, without limitation, other rights of set-offs) which the Bank may have. The Borrowers agree, to the fullest extent they may effectively do so under applicable law, that any holder of a participation in the Note may exercise rights of set-off or counterclaim or other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrowers in the amount of such participation.

               Section 9.5. Amendments and Waivers. Any provision of this Agreement, or of the Note or any Application, may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrowers and the Bank.

               Section 9.6.   Successors and Assigns.

               (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Borrower may assign or otherwise transfer any of its rights under this Agreement without the prior written consent of the Bank.

               (b) The Bank may at any time with the consent of the Borrowers (which shall not be unreasonably withheld, conditioned or delayed), grant to one or more banks or other institutions (each a "Participant") participating interests in the Revolving Commitment or in any or all of the Loans or the Note. In the event of any such grant by the Bank of a participating interest to a Participant, whether or not upon notice to the Borrowers, the Bank shall remain responsible for the performance of its obligations hereunder, and the Bank shall continue to deal solely and directly with the Borrowers in connection with the Bank's rights and obligations under this Agreement. Any agreement pursuant to which the Bank may grant such a participating interest shall provide that the Bank shall retain the sole right and responsibility to enforce the obligations of the Borrowers hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement and the Collateral Documents; provided that such participation agreement may provide that the Bank will not agree to any modification, amendment or waiver of this Agreement or the Collateral Documents which would have the effect of (i) increasing, decreasing or extending the Revolving Commitment or subjecting the Bank to any additional obligation, (ii) reducing the principal of or rate of interest on any Loan, (iii) postponing the date fixed for any payment of principal of or interest on any Loan or fees hereunder or under the Note, (iv) extending the Revolving Credit Period, (v) releasing any substantial part of the Collateral or other direct or indirect security for the Loans without the consent of the Participant. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

               (c) The Bank may at any time assign to one or more banks or other institutions (each an "Assignee") all, or a proportionate part of all, of its rights and obligations under this Agreement and the Note, and such Assignee shall assume such rights and obligations, pursuant to an instrument executed by such Assignee and the Bank, with (and subject to) the prior written consent of the Borrowers (which shall not be unreasonably withheld, conditioned or delayed); provided that if an Assignee is an affiliate of the Bank, no such consent shall be required. Upon execution and delivery of such an instrument and payment by such Assignee to the Bank of an amount equal to the purchase price agreed between the Bank and such Assignee, such Assignee shall become a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Revolving Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection
(c), the transferor Bank and the Borrowers shall make appropriate arrangements so that, if required, a new Note or Notes is issued to the Assignee. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account deliver to the Borrowers certification as to exemption from deduction or withholding of any United States federal income taxes.

               (d) The Bank may at any time assign all or any portion of its rights under this Agreement and the Note to a Federal Reserve Bank. No such assignment shall release the Bank from its obligations hereunder.

               (e) The Bank may furnish any information concerning the Borrowers in its possession from time to time to Assignees and Participants (including prospective Assignees and Participants) and may furnish such information in response to credit inquiries consistent with general banking practice.

               Section 9.7. Virginia Law. This Agreement and the Note shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

               Section 9.8. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when the Bank shall have received counterparts hereof signed by all parties.

               Section 9.9. Enforcement of Arbitration; Submission to Jurisdiction. Any legal action or proceeding to enforce an arbitration award pursuant to Section 9.10 shall be brought in the courts of the Commonwealth of Virginia in Fairfax County, Virginia, or of the United States of America for the Eastern District of Virginia and in no other courts, and by execution and delivery of this Agreement the Bank and each Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Borrower and the Bank hereby irrevocably and unconditionally waives any objection, including without limitation, any objection to the laying of venue or based on the grounds of the forum non conveniens which it now or hereafter may have to the bringing of any action or proceeding in such respective jurisdictions.

               Section 9.10. ARBITRATION. ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED INSTRUMENTS, AGREEMENTS OR DOCUMENTS, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT

APPLICABLE, THE APPLICABLE STATE LAW), THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OF J.A.M.S./ENDISPUTE OR ANY SUCCESSOR THEREOF ("J.A.M.S."), AND THE "SPECIAL RULES" SET FORTH BELOW. IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. ANY PARTY TO THIS AGREEMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS AGREEMENT APPLIES IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION.

               (i) SPECIAL RULES. THE ARBITRATION SHALL BE CONDUCTED IN FAIRFAX COUNTY, VIRGINIA, AND ADMINISTERED BY J.A.M.S. WHO WILL APPOINT AN ARBITRATOR; IF J.A.M.S. IS UNABLE OR LEGALLY PRECLUDED FROM ADMINISTERING THE ARBITRATION, THEN THE AMERICAN ARBITRATION ASSOCIATION WILL SERVE. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATOR SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL 60 DAYS.

               (ii) RESERVATION OF RIGHTS. NOTHING IN THIS ARBITRATION PROVISION SHALL BE DEEMED TO (I) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS AGREEMENT OR (II) BE A WAIVER BY BANK OF THE PROTECTION AFFORDED TO IT BY 12 U.S.C. SEC. 91 OR ANY SUBSTANTIALLY EQUIVALENT STATE LAW; OR (III) LIMIT THE RIGHT OF THE BANK (A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED
TO) SETOFF, OR (B) TO FORECLOSE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL, OR (C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) INJUNCTIVE RELIEF, WRIT OF POSSESSION OR THE APPOINTMENT OF A RECEIVER. THE BANK MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE UPON SUCH PROPERTY, OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS AGREEMENT. NEITHER THIS EXERCISE OF SELF HELP REMEDIES NOR THE INSTITUTION OR MAINTENANCE OF AN ACTION FOR FORECLOSURE OR PROVISIONAL OR ANCILLARY REMEDIES SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CONTROVERSY OR CLAIM OCCASIONING RESORT TO SUCH REMEDIES.

               Section 9.11. Joint and Several Obligations. All obligations of the Borrowers under this Agreement, the Note, the Applications and the Collateral Documents shall be joint and several.

               Section 9.12. Entire Agreement; Conflicts. This Agreement, the Note, the Applications and the Collateral Documents set forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersede all previous understandings, written or oral, in respect thereof. Any conflict between a term of this Agreement and a term of any Application shall be resolved in favor of the term as set forth in this Agreement.

               Section 9.13. Confidentiality. The Bank agrees with the Borrowers to use commercially reasonable efforts to keep confidential all non-public information. The Bank and each of its affiliates, directors, officers, employees and representatives (a) shall not use such information except in connection with the Revolving Commitment and proposed modifications thereto and (b) shall, in accordance with its customary procedures for handling confidential information and in accordance with safe and sound banking practices, keep such information confidential, provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for the Bank,
(iii) to bank examiners, auditors or accountants, (iv) to the

Bank, (v) in connection with any litigation to which the Bank is a party, (vi) to a subsidiary or affiliate of the Bank, or (vii) to any Assignee or Participant (or prospective Assignee or Participant) so long as the parties identified in (vi) and (vii) agree in writing when provided with such information to maintain the confidentiality of such information; provided, further, that unless specifically prohibited by applicable law or court order, the Bank agrees, prior to disclosure thereof, to notify the Borrowers of any request for disclosure of any such non-public information (A) by any governmental agency or representative thereof (other than any such request in connection with an examination of the Bank's financial condition by such governmental agency) or (B) pursuant to legal process. The confidentiality provisions of this Section 9.13 shall survive the termination of this Agreement.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                    MICROSTRATEGY INCORPORATED      [SEAL]


                                    By     /s/ Eric F. Brown
                                      ---------------------------------
                                           Name:  Eric F. Brown
                                           Title:  President and CFO

                                    (as to all Borrowers):
                                    1861 International Drive
                                    McLean, Virginia 22102

                                    STRATEGY.COM INCORPORATED       [SEAL]


                                    By     /s/ Eric F. Brown
                                      ---------------------------------
                                           Name:  Eric F. Brown
                                           Title:  CFO, VP Finance and Treasurer

                                    MICROSTRATEGY SERVICES CORPORATION    [SEAL]


                                    By     /s/ Eric F. Brown
                                      ---------------------------------
                                           Name:  Eric F. Brown
                                           Title:  Vice President and Treasurer

                                    MICROSTRATEGY MANAGEMENT
                                    CORPORATION                           [SEAL]


                                    By       /s/ Eric F. Brown
                                      ---------------------------------
                                             Name:  Eric F. Brown
                                             Title:  Treasurer

                                    MICROSTRATEGY ADMINISTRATION
                                    CORPORATION                           [SEAL]


                                    By       /s/ Eric F. Brown
                                      ---------------------------------
                                             Name:  Eric F. Brown
                                             Title:  President and Treasurer

                                    BANK OF AMERICA, N.A.                 [SEAL]


                                    By       /s/ Michael J. Landini
                                      ---------------------------------
                                             Michael J. Landini
                                             Senior Vice President

                                    1101 Wootton Parkway
                                    MD9-978-04-01
                                    Rockville, Maryland 20852